China National Medical Products Administration Approves BeiGene’s Tislelizumab for Patients with Previously Treated Locally Advanced or Metastatic Urothelial Carcinoma

•	Second approval of tislelizumab in China, first in solid tumor
BEIJING, China and CAMBRIDGE, Mass., April 10, 2020 (GLOBE NEWSWIRE) --BeiGene, Ltd. (NASDAQ: BGNE; HKEX: 06160), a commercial-stage biotechnology company focused on developing and commercializing innovative molecularly-targeted and immuno-oncology drugs for the treatment of cancer, today announced that its anti-PD-1 antibody tislelizumab has received approval from the China National Medical Products Administration (NMPA) as a treatment for patients with locally advanced or metastatic urothelial carcinoma (UC) with PD-L1 high expression whose disease progressed during or following platinum-containing chemotherapy or within 12 months of neoadjuvant or adjuvant treatment with platinum-containing chemotherapy. Following tislelizumab’s initial approval in classical Hodgkin’s lymphoma (cHL) by the NMPA in December 2019, this is the second indication approved for tislelizumab, and the first in a solid tumor indication. The supplemental new drug application (sNDA) was previously granted priority review by the Center for Drug Evaluation (CDE) of the NMPA.
“At BeiGene, we strive to bring innovative, impactful, and quality treatments to patients around the globe. This is our third NDA approval in the past five months for our internally developed products, a tremendous accomplishment for a young biotechnology company like BeiGene and validation of the team’s hard work,” commented John V. Oyler, Chairman, Co-Founder, and CEO of BeiGene. “Our strategy for tislelizumab has always been to pursue a broad label and serve patients who are battling different types of cancer. With tislelizumab’s first solid tumor approval, we are even more excited about the outlook for this immunotherapy than ever.”
“Patients with advanced UC have limited treatment options, so we are delighted to have tislelizumab, a new immuno-oncology treatment available to them. Supported by encouraging efficacy and safety results from the trial, including an objective response rate of 24.8%, we believe tislelizumab will bring significant benefits to this patient population,” commented Dingwei Ye, M.D., Ph.D., Professor and Vice President of the Fudan University Shanghai Cancer Center.
“We are thrilled about today’s approval of tislelizumab in UC, which was made possible by dedicated clinicians who participated in the trial, patients who entrusted our clinical trial with their treatment, and the team at BeiGene. We hope our broad development program for tislelizumab, which encompasses 15 potentially registration-enabling trials globally and in China, in indications including lung, liver, esophageal, gastric, nasopharyngeal, and MSI-H or dMMR cancers, in addition to classical Hodgkin’s lymphoma and UC, will continue its momentum and benefit more patients,” said Wendy Yan, Senior Vice President and Global Head of Regulatory Affairs at BeiGene.
The NMPA approval is based on the clinical results from a single-arm, multi-center pivotal Phase 2 trial of tislelizumab in patients in China and South Korea with PD-L1+ locally advanced

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or metastatic UC who were previously treated with platinum-containing chemotherapy (NCT04004221). Among patients who were evaluable for response, with a minimum follow-up of 12 months and a median follow-up of 14 months, the objective response rate (ORR) as assessed by the independent review committee (IRC) per RECIST v1.1 criteria was 24.8%, and the complete response (CR) rate was 9.9%.
The safety data for tislelizumab included in the label is based on 934 patients treated with tislelizumab monotherapy from four clinical trials, including the aforementioned pivotal Phase 2 trial in patients with UC. Most common (≥ 10%) adverse reactions included rash, fatigue, and increased alanine aminotransferase. Grade 3 or higher adverse reactions occurring in ≥ 1% of patients included: increased gamma‑glutamyl transferase, anemia, increased aspartate aminotransferase, increased alanine aminotransferase, pneumonitis, severe skin reactions, and hypokalemia.
Like other immune checkpoint inhibitors, tislelizumab could cause immune-related adverse reactions that mainly include pneumonitis, diarrhea and colitis, hepatitis, endocrinopathies (hypothyroidism, hyperthyroidism and thyroiditis, adrenocortical insufficiency, hyperglycemia and type 1 diabetes mellitus), and skin adverse reactions. Occasionally, nephritis, pancreatitis, myocarditis, myositis, and other immune-related adverse reactions were also reported.
The recommended dose of tislelizumab is 200 mg administered as an intravenous infusion every three weeks until disease progression or intolerable toxicity.
Tislelizumab is a biologic product approved under the Marketing Authorization Holder (MAH) pilot program in China and is being manufactured by Boehringer Ingelheim at its facility in Shanghai as the commercial supplier. Established in 1885, Boehringer Ingelheim has over 35 years of biologic manufacturing experience, and with more than 3,600 employees and a global network, its contract biopharmaceutical manufacturing business has helped to bring more than 30 molecules to the market globally.
About Urothelial Carcinoma
Urothelial carcinoma (UC), also known as transitional cell carcinoma (TCC), is by far the most common type of bladder cancer1, accounting for more than 90 percent of all bladder cancers2. Bladder cancer is the 10th most common cancer worldwide with approximately 550,000 new cases in 20183. In China, bladder cancer is the 8th most common cancer in men with approximately 62,000 new cases in 20194. Although UC is most common in the bladder, it can occur in other parts of the urinary system.
About Tislelizumab
Tislelizumab (BGB-A317) is a humanized IgG4 anti–PD-1 monoclonal antibody specifically designed to minimize binding to FcγR on macrophages. In pre-clinical studies, binding to FcγR on macrophages has been shown to compromise the anti-tumor activity of PD-1 antibodies

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through activation of antibody-dependent macrophage-mediated killing of T effector cells. Tislelizumab is the first drug from BeiGene’s immuno-oncology biologics program and is being developed as a monotherapy and in combination with other therapies for the treatment of a broad array of both solid tumor and hematologic cancers.
Tislelizumab is approved by the China National Medical Products Administration (NMPA) as a treatment for patients with classical Hodgkin’s lymphoma who received at least two prior therapies and for patients with locally advanced or metastatic urothelial carcinoma (UC) with PD-L1 high expression whose disease progressed during or following platinum-containing chemotherapy or within 12 months of neoadjuvant or adjuvant treatment with platinum-containing chemotherapy.
Tislelizumab is being manufactured by Boehringer Ingelheim at its facility in Shanghai as the commercial supplier. Following required qualifications and approvals, BeiGene plans to provide additional commercial supply through its commercial-scale biologics manufacturing facility in Guangzhou, which completed its initial phase of construction in September 2019.
Currently, 15 registration-enabling clinical trials of tislelizumab are being conducted in China and globally, including 11 Phase 3 trials and four pivotal Phase 2 trials.
Tislelizumab is not approved for use outside China.
About the Tislelizumab Clinical Program
Clinical trials of tislelizumab include:

•	Phase 3 trial in patients with locally advanced or metastatic urothelial carcinoma (NCT03967977);

•	Phase 3 trial comparing tislelizumab with docetaxel in the second- or third-line setting in patients with non-small cell lung cancer (NSCLC) (NCT03358875);

•	Phase 3 trial of tislelizumab in combination with chemotherapy versus chemotherapy as first-line treatment for patients with advanced squamous NSCLC (NCT03594747);

•	Phase 3 trial of tislelizumab in combination with chemotherapy versus chemotherapy as first-line treatment for patients with advanced non-squamous NSCLC (NCT03663205);

•	Phase 3 trial of tislelizumab combined with platinum and etoposide versus placebo combined with platinum and etoposide in patients with extensive-stage small cell lung cancer (NCT04005716);

•	Phase 3 trial comparing tislelizumab with sorafenib as first-line treatment for patients with hepatocellular carcinoma (HCC; NCT03412773);

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•	Phase 2 trial in patients with previously treated unresectable HCC (NCT03419897);

•	Phase 3 trial comparing tislelizumab with chemotherapy as second-line treatment for patients with advanced esophageal squamous cell carcinoma (ESCC; NCT03430843);

•	Phase 3 trial of tislelizumab in combination with chemotherapy as first-line treatment for patients with ESCC (NCT03783442);

•	Phase 3 trial of tislelizumab versus placebo in combination with chemoradiotherapy in patients with localized ESCC (NCT03957590);

•	Phase 3 trial of tislelizumab combined with chemotherapy versus placebo combined with chemotherapy as first-line treatment for patients with gastric cancer (NCT03777657);

•	Phase 2 trial in patients with MSI-H/dMMR solid tumors (NCT03736889); and

•	Phase 3 trial of tislelizumab combined with chemotherapy versus placebo combined with chemotherapy as first-line treatment in patients with nasopharyngeal cancer (NCT03924986).
About BeiGene
BeiGene is a global, commercial-stage biotechnology company focused on discovering, developing, manufacturing, and commercializing innovative medicines to improve treatment outcomes and access for patients worldwide. Our 3,500+ employees in China, the United States, Australia, and Europe are committed to expediting the development of a diverse pipeline of novel therapeutics for cancer. We currently market two internally-discovered oncology products: BTK inhibitor BRUKINSA™ (zanubrutinib) in the United States, and anti-PD-1 antibody tislelizumab in China. We also market or plan to market in China additional oncology products licensed from Amgen Inc., Celgene Logistics Sàrl, a Bristol Myers Squibb (BMS) company, and EUSA Pharma. To learn more about BeiGene, please visit www.beigene.com and follow us on Twitter at @BeiGeneUSA.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding BeiGene’s plans and expectations for the commercialization of tislelizumab, the potential implications of clinical data for patients, and BeiGene’s further advancement of, and anticipated clinical development, regulatory milestones and commercialization of tislelizumab. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; BeiGene's ability to

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achieve commercial success for its marketed products and drug candidates, if approved; BeiGene's ability to obtain and maintain protection of intellectual property for its technology and drugs; BeiGene's reliance on third parties to conduct drug development, manufacturing and other services; BeiGene’s limited operating history and BeiGene's ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates; and the impact of the COVID-19 pandemic on the Company’s clinical development, commercial and other operations, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent annual report on Form 10-K, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.
1 American Cancer Society https://www.cancer.org/cancer/bladder-cancer/about/what-is-bladder-cancer.html
2 ASCO cancer.net https://www.cancer.net/cancer-types/bladder-cancer/introduction
3 Global Cancer Observatory https://gco.iarc.fr/today/data/factsheets/cancers/30-Bladder-fact-sheet.pdf
4 Zheng, et al. China Journal of Oncology, 2019,41(1): 19-28.

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